Exhibit 99.1

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., October 30, 2014 – Union Bankshares Corporation has declared a quarterly dividend of $0.15 per share.  The dividend amount is the same as the prior quarter and represents a $0.01 per share, or 7%, increase over the prior year quarterly dividend rate.

Based on the stock’s closing price of $22.28 on October 29, 2014, the dividend yield is approximately 2.7%.  The dividend is payable on November 28, 2014 to shareholders of record as of November 14, 2014.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH), is the holding company for Union First Market Bank, which has 131 branches and more than 200 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact:

Bill Cimino

(804) 448-0937

VP and Director of Corporate Communications